The Berkshire Gas Company
                              115 Cheshire Road
                          Pittsfield, MA 01201-1879


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held November 14, 1995


                                                    Pittsfield, Massachusetts
                                                             October 10, 1995

      Notice is hereby given that the Annual Meeting of Shareholders of The Berkshire Gas Company, a Massachusetts corporation, will be held at the Berkshire Hilton Inn, Pitts-field,Massachusetts on Tuesday, November 14, 1995 at 10:00 A.M. local time, for the following purposes, as more fully set forth in the Proxy Statement which accompanies this Notice:

      Proposal No. 1.   To elect two (2) directors.

      Proposal No. 2.   To consider and act upon a proposal to ratify
                        the selection by the Board of Directors of Deloitte & Touche LLP as auditors for the Company for the fiscal year ending June 30, 1996.

      To transact such other business as may properly come before the meeting.

      The stock transfer books will not be closed, but only common shareholders of record at the close of business on October 3, 1995 (the Record Date) will be entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,



                                          CHERYL M. CLARK
                                          Clerk of the Corporation


      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. A SHAREHOLDER WHO EXECUTES AND RETURNS A PROXY IN THE ACCOMPANYING FORM HAS THE POWER TO REVOKE SUCH PROXY AT ANY TIME PRIOR TO THE EXERCISE THEREOF.


                          The Berkshire Gas Company
                              115 Cheshire Road
                          Pittsfield, MA 01201-1879

                                                             October 10, 1995

                               PROXY STATEMENT

      This Proxy Statement sets forth certain information with respect to the accompanying proxy proposed to be used at the Annual Meeting of Shareholders of The Berkshire Gas Company (hereinafter called the "Company") to be held at the Berkshire Hilton Inn, Pittsfield, Massachusetts on November 14, 1995 at 10:00 A.M. local time, or any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. THE BOARD OF DIRECTORS OF THE COMPANY SOLICITS THIS PROXY AND URGES YOU TO INDICATE YOUR CHOICE ON THE PROXY, TO SIGN AND DATE THE PROXY AND RETURN IT IMMEDIATELY. Your prompt cooperation is necessary in order to ensure a quorum (a majority of issued and outstanding Common Stock) and to avoid additional expense and delay. Solicitation of proxies will be primarily by mail and the cost of solicitation will be borne by the Company. Proxies may also be solicited personally or by telephone by regular employees of the Company at nominal cost.

      The approximate date on which this Proxy Statement and the accompanying proxy will first be mailed to shareholders is October 10, 1995.

      The Company mails herewith to all shareholders entitled to vote a copy of its Annual Report for the year ended June 30, 1995, which contains detailed financial information concerning the Company. Upon the written request of any shareholder, the Company will mail, without charge, a copy of the Company's Annual Report on Form 10-K, as discussed further on page 13.

                            REVOCABILITY OF PROXY

      The proxy is revocable on written instructions, signed in the same manner as the proxy, received by the Clerk of the Corporation, at any time at or before the balloting on the matter with respect to which such proxy is to be used. If you attend the meeting you may, if you wish, revoke your proxy and vote in person.

                          PROPOSALS OF SHAREHOLDERS

      Shareholders' proposals intended to be presented at the 1996 Annual Meeting must be received by the Office of the Clerk, The
Berkshire Gas Company, 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879 by June 12, 1996.

                              VOTING SECURITIES

      Holders of record of outstanding Common Stock, par value $2.50 per share, of the Company at the close of business on October 3, 1995 (the "Record Date") are the only persons entitled to notice of and to vote at the meeting. As of the Record Date, there were 2,115,235 shares outstanding and entitled to vote. Each outstanding share entitles the holder thereof to one vote.

      Abstentions and broker non-votes are each included in calculating the number of shares present and voting for purposes of determining quorum requirements. However, each is tabulated separately. Abstentions are counted in tabulating the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                            ELECTION OF DIRECTORS
                              (PROPOSAL NO. 1)

      The By-laws of the Company provide that the Board of Directors shall consist of not less than five nor more than nine members and that the number of directors to be elected each year shall be fixed by the Board of Directors prior to the Annual Meeting. The Board of Directors has set the number of directors for the ensuing year at eight. The Articles of Organization and the By-laws of the Company provide that the Board of Directors be divided into three classes, with staggered three-year terms, so that the term of office of one class expires each year.

      Currently, the Board of Directors is divided into three separate classes, consisting of three Class A directors, two Class B directors and three Class C directors, whose terms expire as set forth in the table below. Except as noted, directors now serving in each class have been elected in prior years by the shareholders to serve for a period of three years and until election and qualification of their respective successors in office. At each Annual Meeting of Shareholders, the shareholders of the Company have the right to elect an appropriate number of persons to serve as directors of the class whose three-year terms then expire. Any directorship which may become vacant by reason of death, resignation or otherwise than by expiration of term, may be filled solely by the Board of Directors, as provided in the By-laws.

      The terms for the Class B directors are scheduled to expire at the 1995 Annual Meeting and the Board has set at two the number of Class B directors to be elected at this meeting. The Board has nominated for election the two incumbents in such class, George R. Baldwin and John W. Bond. It is the intention of the persons named below as proxies, in the absence of contrary specification, to vote FOR the election of each of such persons to serve as director for a term of three years and until the election and qualification of his successor. In the event of a vacancy in the list of such nominees prior to the 1995 Annual Meeting (which the Board of Directors does not anticipate), the persons named as the proxies will vote for a person acceptable to the Board, unless the Board should reduce the number of directors to be elected in order to eliminate the vacancy.

      The following information is furnished with respect to each nominee for election as a director, each director whose term of office will continue after the meeting, the Chief Executive Officer of the Company and all directors and officers of the Company as a group. No person or group of persons owns of record or is known by the Company to own more than 5% of the Company's outstanding Common Stock. Each of the individuals in the following table has furnished the information appearing in the first column opposite his name.

                                                                            Shares of            Percentage of
                                                                           Common Stock            Shares of
                              Principal Occupation for                     Beneficially           Common Stock
                                Preceding Five Years                        Owned as of          Outstanding as
      Name                        and Directorships                       June 30, 1995*    of June 30, 1995[dagger]
      ----                    ------------------------                    --------------    ------------------------

Nominees for election as Class B directors whose terms expire at the 1995 Annual Meeting:

George R. Baldwin             Area Chairman, Arthur J. Gallagher &            2,105                   .10%
 Age: 52                      Co., a national insurance brokerage
 Director since: 1982         firm. Formerly, President and Chief
 Board Committees: Audit      Executive Officer, Kaler Carney
 and Finance-Banking          Liffler & Co., Inc., a general insurance
                              agency. Director, Century Bank & Trust.

John W. Bond                  President, Kimbell Securities Corp., a          3,027(1)                .14
 Age: 65                      securities broker/dealer; Real estate
 Director since: 1965         management.
 Board Committees:
 Executive, Audit and
 Insurance-Pension

Class C directors whose terms expire at the 1996 Annual Meeting:

William S. Goedecke           Retired; formerly, First Vice President,        3,365                   .16
 Age: 73                      Smith Barney, Harris Upham & Co.,
 Director since: 1979         Incorporated, an investment banking
 Board Committees:            and stock brokerage firm. Director,
 Audit, Compensation          Day, Meyer Murray & Young
 and Insurance-Pension        Corporation.

Joseph T. Kelley              Chairman of the Board of Directors of           8,968(2)                .43%
 Age: 74                      the Company; formerly, Senior
 Director since: 1954         Executive Officer of the Company.
 Board Committees:
 Executive, Finance-
 Banking and Compensation

Robert B. Trask(3)            President and Chief Operating Officer,          4,752(4)                .23
 Age: 49                      Country Curtains, Inc., a retail firm
 Director since: 1994         dealing in household window treatments
 Board Committees: Audit      and accessories. Director, Lee National
 and Insurance-Pension        Banc Corp.

Class A directors whose terms expire at the 1997 Annual Meeting:

Paul L. Gioia                 Partner, LeBoeuf, Lamb, Greene &                2,378(5)                .11
 Age: 53                      MacRae, a law firm; formerly,
 Director since: 1991         Senior Vice President, First Albany
 Board Committees: Audit,     Corporation, a securities brokerage
 Insurance-Pension and        and investment banking firm; formerly,
 Compensation                 Chairman of New York State Public
                              Service Commission. Director, New
                              York State Electric & Gas Corporation.

Franklin M. Hundley           Member and a Managing Director,                 2,262                   .11
 Age: 60                      Rich, May, Bilodeau & Flaherty, P.C.,
 Director since: 1987         a law firm. Trustee, Commonwealth
 Board Committees:            Energy System.
 Finance-Banking and
 Compensation

Scott S. Robinson             President and Chief Executive Officer           4,963(6)                .24%
 Age: 55                      of the Company.
 Director since: 1983
 Board Committees:
 Executive, Finance-Banking
 and Insurance-Pension

All directors and officers                                                   32,781(7)               1.56
 of the Company, 10 persons
 as a group

<F1>    *      As used in this Proxy Statement, "beneficial ownership"
               means direct or indirect, sole or shared power to vote, or to direct the voting of, and/or investment power to dispose of, or to direct the disposition of, shares of the Common
               Stock of the Company. Except as indicated in the footnotes below, the listed beneficial owners held direct and sole
               voting and investment power with respect to the stated
               shares.
<F2> [dagger]  As of June 30, 1995, there were 2,103,424 shares of the
               Company's Common Stock outstanding.
<F3> (1)       Includes 273 shares held by spouse, who has sole voting and investment power over such shares.
<F4> (2)       Includes 7,458 shares owned jointly with spouse, with
               shared voting and investment power over such shares.
<F5> (3)       Elected by Board of Directors, August 29, 1994.
<F6> (4)       Comprised of 2,752 shares owned jointly with spouse, with
               shared voting and investment power over such shares, and 2,000 shares owned by Country Curtains, Inc.
<F7> (5)       All of Mr. Gioia's shares are held jointly with his spouse, with shared voting and investment power over such shares.
<F8> (6)       All of Mr. Robinson's shares are held jointly with his
               spouse, with shared voting and investment power over such shares.
<F9> (7)       Aggregate record or imputed beneficial ownership, with sole or shared voting and investment power.

      The Board of Directors of the Company has a standing Audit Committee, of which Messrs. Baldwin, Bond, Gioia, Goedecke and Trask are members, which recommends the selection of independent auditors, reviews the plan and results of the independent audit, consults with the auditors on any matter which the Audit Committee may deem relevant to the audit or which the auditors may desire to bring to the attention of the Audit Committee, and approves each professional service provided by the independent auditors. The Audit Committee held two meetings during the past year.

      The Board of Directors also has a standing Director and Executive Compensation Committee (the "Compensation Committee"), of which Messrs. Gioia, Goedecke, Hundley and Kelley are members. The Compensation Committee periodically reviews the compensation and benefits of the directors and executives of the Company, as well as industry trends in this area, reports its findings to the Board of Directors and makes recommendations as to appropriate compensation for the directors and executives of the Company. The Compensation Committee held two meetings during the past year.

      The Board of Directors does not have a standing nominating committee.

      During the 1995 fiscal year, there were five meetings of the Board of Directors. No member of the Board of Directors attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he served in fiscal year 1995.

      During the year ended June 30, 1995, fees of $273,320 were incurred for legal services rendered by the law firm of Rich, May, Bilodeau & Flaherty, P.C., which the Company has retained as counsel in the past and intends to retain in the current fiscal year. Mr. Hundley is a member and managing director of such firm. In addition, the Mansfield Consortium, a purchasing group of which the Company is a member, during the last fiscal year was represented by and made payments (and in the current fiscal year intends to continue to be represented by and to make payments) to LeBoeuf, Lamb, Greene & MacRae, a law firm at which Mr. Gioia is a partner.

                           EXECUTIVE COMPENSATION

      Compensation of Executive Officers. The following table contains the compensation paid or accrued by the Company during the years ended June 30, 1995, 1994 and 1993 to the Company's Chief Executive Officer and to each executive officer whose total annual salary and bonus exceeded $100,000. Although only principal positions are listed, the compensation figures include all compensation received in any capacity, including directorships, for services rendered during the fiscal years indicated.

                         SUMMARY COMPENSATION TABLE
                           Annual Compensation(1)

          Name and                                             Other Annual    All Other
     Principal Position          Year     Salary     Bonus     Compensation   Compensation
     ------------------          ----     ------     -----     ------------   ------------

Scott S. Robinson,               1995    $154,750   $     0       $9,100         $1,875
  President and Chief            1994     138,125    15,000        8,650            864
  Executive Officer              1993     130,000     7,500        7,750            864

Michael J. Marrone(2)            1995     102,000         0            0          1,429
  Vice President, Treasurer      1994      96,167    10,400            0            864
  and Chief Financial Officer

<F1>  The Company did not pay any long-term compensation to its Chief
      Executive Officer or to its executive officers during the fiscal years ended June 30, 1995, 1994 and 1993.
<F2>  Prior to fiscal year 1994, Mr. Marrone's total annual salary and bonus from the Company was less than $100,000.

      Compensation Pursuant to Plans. The Company maintains two defined benefit pension plans, one for union employees and one for non-union employees, including executive officers. The following table shows the annual benefits payable under the pension plan for non-union employees (the "Pension Plan") upon retirement at age 65 to eligible employees in various base salary groups and with various periods of service. The annual retirement benefits formula is based on the number of years of service and the employee's average base salary for the five consecutive years yielding the highest such average.

                             PENSION PLAN TABLE

                          Years of Credited Service
                    -------------------------------------
                                              25 Years
    Remuneration    15 Years    20 Years   and Thereafter
    ------------    --------    --------   --------------

      $ 50,000      $12,197     $16,263       $20,329
        65,000       16,405      21,873        27,341
        80,000       20,612      27,483        34,354
        95,000       24,820      33,093        41,366
       110,000       29,027      38,703        48,379
       125,000       33,235      44,313        55,391
       140,000       37,442      49,923        62,404
       155,000       41,650      55,533        69,416
       170,000       45,857      61,143        76,429

      Messrs. Robinson and Marrone, the individuals named in the preceding Summary Compensation Table, have 25 and 12 years, respectively, of credited service under the Pension Plan. The compensation covered by the Pension Plan is that shown in the Summary Compensation Table, excepting any bonus amounts.

      The Company also maintains a supplemental pension plan (the "Supplemental Plan") for Mr. Robinson, Mr. Marrone and certain executive officers. Under the Supplemental Plan, upon retirement at age 65 (the Company's normal retirement age), covered executives are assured that they will receive annually 75% of their final year's base salary in the form of retirement income. The 75% of final base salary benefit will be comprised of amounts received pursuant to the Pension Plan, Social Security, vested benefits from any previous employers, and payments under the Supplemental Plan as may be necessary to bring the covered officer's benefit to 75% of such officer's final year's base salary. The Supplemental Plan allows for earlier retirement at age 60, with a corresponding reduction in benefits. The Supplemental Plan also will pay disability benefits to covered officers in addition to those benefits paid by the Company's Long Term Disability Insurance Plan. In addition, the Supplemental Plan will provide a survivorship benefit to the selected beneficiary of the covered officer in the event of such officer's death. No payments have been made to date under any Supplemental Plan. Moneys received under Supplemental Plans are in addition to amounts shown in the Summary Compensation Table and the Pension Plan Table. As of June 30, 1995, it is not possible to compute the estimated annual benefits payable under Mr. Robinson's or Mr. Marrone's Supplemental Plan upon their retirement at the normal retirement age.

      Employment Contracts, Termination of Employment and Change-in-Control Arrangements. The Company has entered into an employment agreement with its President and Chief Executive Officer, Scott S. Robinson. Under the terms of this employment agreement, Mr. Robinson is compensated for his duties as an officer and director with a salary in an amount determined from time to time by the Board of Directors. The term of Mr. Robinson's employment contract is five years, unless earlier terminated by either the Company or Mr. Robinson and, unless so terminated, is renewed automatically at the expiration of each year to provide for a continuous five-year term. In no event, however, may Mr. Robinson's employment under his employment agreement be extended beyond the year 2005. Mr. Robinson's employment contract also provides that in the event Mr. Robinson is unable to perform his duties as the result of any disability, the Company may terminate Mr. Robinson's employment, and shall pay him (or his beneficiary) for a period of 60 months at a rate equal to 60% of Mr. Robinson's "basic monthly earnings" as set forth in the Company's Long Term Disability Insurance Plan.

      The Company entered into severance agreements with certain of its executive officers and key personnel during the 1994 fiscal year (each, a "Severance Agreement"). Pursuant to the Severance Agreements, the Company has agreed to pay such covered executive officers and key personnel certain benefits in the event of a change in control of the Company leading to the termination of the covered employee's employment with the Company. For the purposes of the Severance Agreements, a "change in control" of the Company is defined as: (i) the acquisition by any person, group, corporation or other entity of 25% or more of the outstanding Common Stock of the Company, whether or not pursuant to a tender or exchange offer; (ii) the approval by the shareholders of the Company of (a) any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, (b) any acquisition, combination or merger of the Company by or with another corporation in which less than a majority of the outstanding voting shares of the surviving corporation will be owned by the owners of the Common Stock of the Company outstanding immediately prior to such acquisition, combination or merger; (iii) a complete liquidation or dissolution of the Company; or (iv) any sale, lease, exchange or other transfer of all or substantially all the assets of the Company. Under the Severance Agreements, during the 24 months following a change in control of the Company, should a covered employee be discharged without cause or resign in the face of any diminution of salary, substantial change in responsibilities, geographical relocation or the like, the covered employee is entitled to receive a severance benefit in the amount of his or her salary for a period of up to 24 months, subject to partial set-off from any compensation received from any new employment obtained by the covered employee during the period during which any severance benefits are received. At present, five executive officers or key employees of the Company, including one named executive officer (Mr. Marrone) are covered by Severance Agreements.

      Compensation of Directors. The annual retainer for a director is $5,500, except for Mr. Robinson who, as President and Chief Executive Officer, receives no retainer fee. In addition, directors are paid $550 for attendance at each regular meeting of the Board of Directors and $500 for attendance at committee meetings, except for attendance at Executive Committee meetings for which no fee is paid. Compensation for serving on the Executive Committee is $3,800 annually. Further, the chairmen of the Finance-Banking, Insurance-Pension and Compensation Committees each receive an annual fee of $500 for such services; the Audit Committee Chairman receives an annual fee of $1,000. Mr. Kelley receives $12,000 annually as Chairman of the Board of Directors.

      The Company also maintains a Retirement Plan for Directors, pursuant to which directors of the Company are entitled to certain limited benefits upon their retirement as directors of the Company. Eligibility for participation in the Retirement Plan is limited to directors having served as such for a period of at least five years. Under the plan, directors are entitled to receive an annual retirement benefit equal to one-half of the annual retainer fee for directors plus an additional amount based on 10% of the annual retainer fee for every year in excess of five, but not exceeding ten, years of service as director. Benefits under the Retirement Plan are payable for a ten-year period, and may, in certain circumstances, be paid to a participant's beneficiary.

      Compensation Committee Interlocks and Insider Participation. Directors Gioia, Goedecke, Hundley and Kelley served on the Company's Director and Executive Compensation Committee during the Company's last fiscal year. Mr. Kelley, a former executive officer of the Company, served as chairman of the Committee. The law firm of which Mr. Hundley is a member and a managing director received fees of $273,320 from the Company during the Company's most recent fiscal year; the Company intends to retain such firm in the current fiscal year.

      Report of the Director and Executive Compensation Committee. The Company's Director and Executive Compensation Committee has submitted the following report concerning executive compensation.

      The compensation of executive officers of the Company, including that of the executive officers named in the Summary
Compensation Table, is formally reviewed and established annually by the Director and Executive Compensation Committee of the Board of Directors, subject to approval by the Board.

      During the fiscal year ended June 30, 1995, the compensation of the executive officers of the Company, including that of the President and Chief Executive Officer and the Vice President, Treasurer and Chief Financial Officer, consisted of base salary. In its annual review and in setting compensation for the President and Chief Executive Officer and other executives, the Compensation Committee considered and gave weight to financial and operating results, earnings levels and return on common equity, development and implementation of short term and long term planning objectives, achievement of cost containment in the Company's operations, the state of relations between the Company and its customers, regulatory authorities and the public generally and the degree of achievement of individual and management goals established from time to time. In this regard, the Compensation Committee gave greater weight to the degree of achievement of earnings and common equity return objectives than to other goals, with appropriate consideration of the impact of variable weather conditions and the condition of the local economy upon the Company's earnings and common equity return during the last fiscal year.

      The Compensation Committee, using information provided by independent sources, publicly available information concerning other public utilities similar in size to the Company and information from industry organizations, reviewed earnings levels and return on common equity realized by the Company on a comparative basis with other similar companies. The Compensation Committee also reviewed information concerning executive compensation paid by other gas distribution companies in Massachusetts and the New England area.

      The Company adopted some years ago, and the Compensation Committee reviews periodically, with the assistance of Company personnel and outside consultants as necessary, salary ranges for each executive officer, including the President and Chief Executive Officer, of the Company. In determining salary ranges, reference is made in part to information concerning salaries paid by other regional utility companies. The Compensation Committee established what it believed to be an appropriate compensation level for each executive within the salary range by reference to an assessment of each executive's responsibilities and job performance and the factors set forth above.

      The Company adopted, in 1994, a corporate Incentive Compensation Plan ("ICP") as part of an ongoing review of executive compensation, in order to provide a discretionary and variable component of overall compensation that will acknowledge exceptional service and achievement, and at the same time will encourage continuing improvement in the Company's performance, promote the interests of the Company's shareholders and ratepayers by incorporating criteria of financial performance and comparative measures of operating performance, and reinforce a sense of commitment to the achievement of longer term objectives by the achievement of short-term goals. It is intended that cash awards through the ICP will encourage executives to increase their equity ownership in the Company through the purchase of Common Stock on a voluntary basis.

      The ICP, which is administered by the Committee, subject to Board review and approval, will be discretionary in any given year and may be suspended, amended or terminated at any time by the Company. For each year in which the ICP operates, designated executives and other key management personnel will be eligible to receive an award from a fund not to exceed in the aggregate 3.5% of the Company's income available for its shareholders. The amount of the fund shall be determined by reference to (a) a pre-designated level of return on common equity and (b) the level of growth of certain operating and maintenance expenses, as compared to a peer group. The ICP provides that awards shall be made only for a year in which the designated return on common equity is achieved or exceeded, irrespective of the degree to which other criteria may be satisfied. Although individual awards will be determined primarily by reference to the foregoing two measures, the ICP also provides for the establishment of individual annual performance goals. Awards, if any, are to be made as a percentage of base salary and could range from a low of 1% to a high of 25%, depending upon the degree to which the performance measures are met or exceeded. During the fiscal year ended June 30, 1995, the designated return on common equity was not achieved and, accordingly, no awards were made under the ICP.

                            THE DIRECTOR AND EXECUTIVE COMPENSATION COMMITTEE
                                  Joseph T. Kelley, Chairman
                                  Paul L. Gioia
                                  William S. Goedecke
                                  Franklin M. Hundley


      Performance Graph. The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested on June 30, 1990 in each of (i) the Company's Common Stock, (ii) the NASDAQ Stock Market - U.S. Index, and (iii) a peer group consisting of 14 companies within the Company's Standard Industrial Classification Code (SIC), the "Peer Group".


              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
       AMONG THE BERKSHIRE GAS COMPANY, THE NASDAQ STOCK MARKET-US INDEX
                              AND A PEER GROUP


                                    Cumulative Total Return
                            ---------------------------------------
                            6/90   6/91   6/92   6/93   6/94   6/95
                            ----   ----   ----   ----   ----   ----

Berkshire Gas Co.           100    101    116    153    159    152
Peer Group                  100    109    134    172    163    175
Nasdaq Stock Market-US      100    106    127    160    162    215

<F1>  *   $100 INVESTED ON 6/30/90 IN STOCK OR INDEX
          INCLUDING REINVESTMENT OF DIVIDENDS.
          FISCAL YEAR ENDING JUNE 30.


                  RATIFICATION OF THE SELECTION OF AUDITORS
                              (PROPOSAL NO. 2)

      There will be submitted to the Annual Meeting a proposal to ratify the action of the Board of Directors in selecting the firm of Deloitte & Touche LLP, Independent Certified Public Accountants, as auditors for the Company for the fiscal year ending June 30, 1996. In the event of non-ratification, the Board of Directors would reconsider its selection.

      Representatives of Deloitte & Touche LLP, which has served as principal accountant for the Company during the past fiscal year, are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

                                OTHER MATTERS

      As of the date hereof, the Board of Directors has not been informed of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Annual Meeting and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons named therein.

              PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY.

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1995, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST ADDRESSED TO:
OFFICE OF THE CLERK, THE BERKSHIRE GAS COMPANY, 115 CHESHIRE ROAD, PITTSFIELD, MASSACHUSETTS 01201-1879.


                                       By Order of the Board of Directors,



                                       CHERYL M. CLARK
                                       Clerk of the Corporation